Exhibit 11.1

Consent of Independent Auditors

We consent to the use of our report dated April 30, 2026, with respect to the consolidated financial statements of TerraCycle US Inc., included within the Supplement dated May 1, 2026 to the Offering Circular file No. 024-12710 filed on Form 1-A.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 30, 2026